EXHIBIT 8.1



September 26, 1997



TPG HOLDINGS, INC.
3353 Peachtree Road
Suite 920
Atlanta, Georgia  30326

RE: ACQUISITION AGREEMENT AND PLAN OF MERGER WITH LUNN INDUSTRIES, INC., AS AMENDED

Gentlemen:

              We have acted as counsel to TPG Holdings, Inc., a Delaware corporation ("TPG"), in connection with (i) the Registration Statement on Form S-4 of Lunn Industries, Inc., a Delaware corporation ("Lunn"), to which this opinion letter is filed as an exhibit (the "Registration Statement"), which includes a Proxy Statement/Prospectus of TPG and Lunn ("Proxy Statement/Prospectus"), and (ii) the execution and delivery of the Acquisition Agreement and Plan of Merger, dated as of June 6, 1997, as amended by amendment dated as of August 22, 1997, between TPG and Lunn (the "Agreement"). The Agreement provides for the merger of TPG with and into Lunn (the "Merger"), with Lunn surviving. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning ascribed to such term in the Agreement.

              We have examined, are familiar with, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of originals or copies, certified or otherwise authenticated to our satisfaction, of such documents (including all exhibits and schedules thereto) and records of TPG, Lunn and its subsidiaries, and such statutes, regulations and instruments as we have deemed necessary or advisable for the purposes of this opinion letter, including, without limitation, (i) the Agreement, (ii) representations (the "Representations") made by Lunn and TPG in the Agreement, and (iii) the Proxy Statement/Prospectus (the"Documents").

          In connection with rendering our opinion, we have assumed the accuracy of the Representations. We have also assumed the due authorization, execution and delivery of the Agreement by TPG and Lunn and that the Agreement constitutes the legal, valid and binding obligation of TPG and Lunn, enforceable against each party in accordance with its terms and that the Merger will be consummated in accordance with the Documents.

September 23, 1997
Page 2


              In the opinion of Gardere & Wynne, L.L.P.., based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth therein, the statements in the discussion in the Proxy Statement/Prospectus under the heading "The Joint Proxy Proposal - Certain Federal Income Tax Consequences" to the extent they constitute matters of law or legal conclusions with respect thereto are the material federal income tax consequences of the Merger to holders of TPG Common Stock.

              This opinion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, existing regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, which change may be retroactive. Except as stated above, we express no opinion with respect to any other matter.

              We hereby consent to the use of our name in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences" and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to this letter, as that term is used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GARDERE & WYNNE, L.L.P.



By: /s/ Michael J. Donohue
    ---------------------------
    Michael J. Donohue, Partner